Exhibit (e)(9)

AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

AMENDMENT made as of August 9, 2013 to the Distribution Services Agreement (the “Agreement”) made as of April 22, 1994, as amended July 16, 1996, January 23, 2003, and March 1, 2005, between ALLIANCEBERNSTEIN INTERNATIONAL GROWTH FUND, INC. (formerly, AllianceBernstein Worldwide Privatization Fund, Inc, and prior thereto, Alliance Worldwide Privatization Fund, Inc.), a Maryland corporation (the “Fund”), and ALLIANCEBERNSTEIN INVESTMENTS, INC., (formerly, AllianceBernstein Investment Research and Management, Inc., and prior thereto, Alliance Fund Distributors, Inc.), a Delaware corporation (the “Underwriter”). Capitalized terms not defined herein have the meaning set forth in the Agreement.

WITNESSETH

WHEREAS, the Fund and the Underwriter are parties to the Agreement;

WHEREAS, the Fund has decided to issue and sell to the public shares of its Class Z Common Stock in addition to its Class A Common Stock, Class B Common Stock , Class C Common Stock, Advisor Class Common Stock, Class R Common Stock, Class K Common Stock and Class I Common Stock;

WHEREAS, the Underwriter is willing to act, and the Fund wishes to appoint the Underwriter, as underwriter and distributor of the Class Z Shares of the Fund;

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

SECTION 1. Appointment of Underwriter.

The Fund hereby appoints the Underwriter as the principal underwriter and distributor of the Fund to sell to the public shares of its Class A Common Stock (the “Class A shares”), Class B Common Stock (the “Class B shares”), Class C Common Stock (the “Class C shares”), Advisor Class Common Stock (the “Advisor Class shares”), Class R Common Stock (the “Class R shares”), Class K Common Stock (the “Class K shares”), Class I Common Stock (the “Class I shares”) and Class Z Common Stock (the “Class Z shares”) and shares of such other class or classes as the Fund and the Underwriter shall from time to time mutually agree in writing shall become subject to this Agreement (the “New shares”), (the Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R Shares, Class K Shares, Class I and Class Z Shares and New shares shall be collectively referred to herein as the “shares”) and hereby agrees during the term of this Agreement to sell shares to the Underwriter upon the terms and conditions set forth herein.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

ALLIANCEBERNSTEIN INTERNATIONAL GROWTH FUND, INC.

/s/ Stephen J. Laffey
By: Stephen J. Laffey
Title: Assistant Secretary

ALLIANCEBERNSTEIN INVESTMENTS, INC.

/s/ Daniel Notto
By: Daniel Notto
Title: Assistant Secretary

Accepted as of the date written above
ALLIANCEBERNSTEIN L.P.

By:	/s/ Emilie D. Wrapp
Name:	Emilie D. Wrapp
Title:	Assistant Secretary